Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Form S-8 (Nos. 333-177025, 333-188739, 333-194952, 333-206403) and Form S-3 (Nos. 333-206402 and 333-205614) of IDI, Inc. (the “Company”) of our report dated March 9, 2016, on our audit of the consolidated balance sheet of Fluent, Inc. and subsidiaries as of December 8, 2015 and the related consolidated statements of net loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015, which report is included in this Annual Report on Form 10-K of the Company.

/s/ EISNERAMPER LLP

New York, New York

March 18, 2016